The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated March 31, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG $• Trigger Autocallable GEARS

Linked to the Bloomberg Commodity Index 3 Month ForwardSM due on or about April 17, 2031

Investment Description

UBS AG Trigger Autocallable GEARS (the “Securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the Bloomberg Commodity Index 3 Month ForwardSM (the “underlying asset”). UBS will automatically call the Securities (an “automatic call”) if the closing level of the underlying asset on the observation date is equal to or greater than the autocall barrier, which is a level of the underlying asset equal to a percentage of the initial level, as indicated below. If the Securities are subject to an automatic call, on the call settlement date UBS will pay a cash payment per Security equal to the “call price”, which is equal to the principal amount plus a percentage return based on the call return rate, and no further payments will be owed to you under the Securities. If the Securities are not subject to an automatic call, the amount you receive at maturity will be based on the direction and percentage change in the closing level of the underlying asset from the trade date to the final valuation date (the “underlying return”) and whether the closing level of the underlying asset on the final valuation date (the “final level”) is less than the downside threshold. If the Securities are not subject to an automatic call and the underlying return is positive, at maturity UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the underlying return multiplied by the upside gearing. If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your initial investment. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Securities will not be subject to an automatic call. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Automatic Call Feature — UBS will automatically call the Securities if the closing level of the underlying asset is equal to or greater than the autocall barrier on the observation date. If the Securities are subject to an automatic call, UBS will pay on the call settlement date a cash payment per Security equal to the call price. Following an automatic call, no further payments will be owed to you under the Securities.

❑

Enhanced Exposure to Positive Underlying Return — If the Securities are not subject to an automatic call, at maturity, the Securities provide exposure to any positive underlying return multiplied by the upside gearing.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	April 15, 2026
Settlement Date**	April 17, 2026
Observation Date	April 22, 2027
Final Valuation Date	April 15, 2031
Maturity Date	April 17, 2031

*	Expected. See page 2 for additional details.
**

We expect to deliver the Securities against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose a significant portion or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The final terms of the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Call Return Rate*	Upside Gearing	Initial Level	Downside Threshold	Autocall Barrier	CUSIP	ISIN
Bloomberg Commodity Index 3 Month ForwardSM	BCOMF3	14.20% per annum	1.25 to 1.50	•	50.00% of the Initial Level	100.00% of the Initial Level	90304W681	US90304W6811

* The call return is based on the call return rate and is applicable only if the Securities are automatically called.

The estimated initial value of the Securities as of the trade date is expected to be between $9.40 and $9.70. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information About UBS and the Securities” on page ii. The Securities will have the terms set forth in the accompanying product supplement relating to the Securities, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Bloomberg Commodity Index 3 Month ForwardSM	$•	$10.00	$•	$0.25	$•	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. You should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and the Securities. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Trigger Autocallable GEARS“ or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your initial investment.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the futures contracts on physical commodities comprising the underlying asset (the “underlying constituents”).

♦You believe that the closing level of the underlying asset will be equal to or greater than the autocall barrier on the observation date or that the Securities will not be subject to an automatic call and that the level of the underlying asset will appreciate over the term of the Securities.

♦You are willing to invest in the Securities if the upside gearing was set equal to the bottom of the range indicated on the cover hereof (the actual upside gearing will be set on the trade date).

♦You are willing to invest in the Securities based on the autocall barrier, call return rate and downside threshold specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You do not seek current income from your investment.

♦You are willing to invest in Securities that may be subject to an automatic call and are otherwise willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You understand and are willing to accept the risks associated with the underlying asset.

♦You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your initial investment.

♦You cannot tolerate a loss of a significant portion or all of your initial investment or are not willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the underlying constituents.

♦You believe that the level of the underlying asset will decline during the term of the Securities and that the closing level of the underlying asset is likely to be less than the autocall barrier on the observation date or that the final level is likely to be less than the downside threshold.

♦You are unwilling to invest in the Securities if the upside gearing was set equal to the bottom of the range indicated on the cover hereof (the actual upside gearing will be set on the trade date).

♦You are unwilling to invest in the Securities based on the autocall barrier, call return rate or downside threshold specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You seek current income from your investment.

♦You are unable or unwilling to hold Securities that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying asset.

♦You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Securities.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$10 per Security
Term(1)

Approximately 5 years, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation date, call settlement date, final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Asset	The Bloomberg Commodity Index 3 Month ForwardSM
Automatic Call Feature

UBS will automatically call the Securities if the closing level of the underlying asset on the observation date is equal to or greater than the autocall barrier.

If the Securities are subject to an automatic call, on the call settlement date UBS will pay a cash payment per Security equal to the call price. Following an automatic call, no further payments will be made on the Securities.

Call Return Rate	14.20%
Call Return	The call return is based upon the call return rate. See “Call Price” below.
Call Price

The call price equals the principal amount per Security plus the call return.

The table below reflects the call return rate of 14.20% per annum.

Observation Date(1)

Call Settlement Date(2)

Call Return

Call Price (per Security)

April 22, 2027

April 26, 2027

14.20%

$11.42

Upside Gearing	1.25 to 1.50. The actual upside gearing will be determined on the trade date.
Payment at Maturity (per Security)

If the Securities are not subject to an automatic call and the underlying return is positive, UBS will pay you a cash payment equal to:

$10 × (1 + Underlying Return × Upside Gearing)

If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

$10

If the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level(3)	The closing level of the underlying asset on the trade date.
Final Level(3)	The closing level of the underlying asset on the final valuation date.
Autocall Barrier(3)	A specified level of the underlying asset, equal to a percentage of the initial level, as specified on the cover hereof.
Downside Threshold(3)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.

(1) The calculation agent may determine an early termination payment following an early termination of the Securities upon a change in law event, each as defined and described further under “Additional Terms of the Securities — Early Termination following a Change in Law” herein.

(2) Two business days following the relevant observation date. If you are able to sell the Securities in the secondary market on the observation date, the purchaser of the Securities will be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to the observation date.

(3) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement, as otherwise modified under “Additional Terms of the Securities — Early Termination following a Change in Law” herein.

Investment Timeline

Trade Date	The initial level is observed and the final terms of the Securities are set.

Observation Date

The Securities will be subject to an automatic call if the closing level of the underlying asset on the observation date is equal to or greater than the autocall barrier.

If the Securities are subject to an automatic call, on the call settlement date UBS will pay a cash payment per Security equal to the call price. Following an automatic call, no further payments will be made on the Securities.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the Securities are not subject to an automatic call and the underlying return is positive, UBS will pay you a cash payment per Security equal to:

$10 × (1 + Underlying Return × Upside Gearing)

If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Security equal to:

$10

If the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Investing in the Securities involves significant risks. If the Securities are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. If the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Securities to maturity — You should be willing to hold your Securities to an automatic call or maturity. If you are able to sell your Securities prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the downside threshold.

♦The call return and upside gearing apply only upon an automatic call and at maturity, respectively — You should be willing to hold your Securities to an automatic call or maturity. If you are able to sell your Securities prior to an automatic call or maturity in the secondary market, the price you receive will likely not reflect the full economic value of the call return and/or upside gearing and the percentage return you realize may be less than the then-current call return and/or underlying return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the payment upon an automatic call or at maturity only if you hold your Securities to an automatic call or maturity, respectively.

♦No interest payments — UBS will not pay any interest with respect to the Securities.

♦If the Securities are subject to an automatic call, your potential return on the Securities will be limited to the call return and you will not participate in any appreciation of the underlying asset or any underlying constituent — The Securities will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the autocall barrier on the observation date. If the Securities are subject to an automatic call, the return potential of the Securities will be limited to the pre-specified call return regardless of any appreciation of the underlying asset, and you will not participate in any appreciation in the closing level of the underlying asset from its initial level and you will not benefit from the upside gearing. As a result, the return on an investment in the Securities could be less than the return on a hypothetical direct investment in the underlying asset or underlying constituents.

♦A higher call return rate or lower downside threshold may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Securities, including the call return rate and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the final level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. However, the underlying asset's volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

♦Reinvestment risk — The Securities will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the autocall barrier on the observation date. Therefore, the term of your investment may be limited. In the event that the Securities are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.

♦Owning the Securities is not the same as owning the underlying constituents — Owning the Securities is not the same as owning the underlying constituents or investing in a collective investment vehicle that invests in the forgoing. For instance, if the Securities are subject to an automatic call, the return potential of the Securities will be limited to the pre-specified call return regardless of any appreciation of the underlying asset, and you will not participate in any such appreciation from its initial level. In addition, as an owner of the Securities, you will not have any rights with respect to any underlying constituent. Any amounts payable on your Securities will be made in cash and you will have no right to receive any of the underlying constituents or the corresponding physical commodities.

♦The Securities do not offer direct exposure to commodity spot prices — The underlying asset is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.

♦The Securities are not regulated by the CFTC — Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents. Trading in the underlying constituents is speculative and can be extremely volatile. Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the underlying asset and, therefore, the value of your Securities in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituents and, therefore, the underlying asset. You, as an investor in the Securities, should conduct your own investigation into the underlying asset.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the closing level of the underlying asset will be equal to or greater than the autocall barrier on the observation date or, if the Securities are not subject to an automatic call, that the final level will be equal to or greater than the initial level or downside threshold. In addition, even if the Securities are not subject to an automatic call and the final level is equal to or greater than the initial level, the percentage return you receive at maturity may be less than the call return you would have otherwise received if the Securities were subject to an automatic call. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the downside risks associated with investing in commodities futures contracts in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦Higher future prices of the underlying constituents relative to their current prices will affect the market value of the Securities — The underlying asset tracks the value of a hypothetical position in a basket of exchange-traded futures contracts on physical commodities, where the position is notionally “rolled” periodically out of certain of the futures contracts as the expiration dates of such futures contracts approach and into other futures contracts on the same physical commodities but with later expiration dates. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts specify a certain future date for the physical delivery of such commodity. In order to avoid physical delivery and maintain continuing exposure to the basket of exchange-traded futures contracts on physical commodities, the underlying asset unwinds its hypothetical positions in the underlying constituents before any expiration date thereof and replaces any such futures contract with a hypothetical position in another futures contract on the same physical commodity with a later expiration date. For example, a hypothetical commodity futures contract entered into in January may specify a May expiration. In February, the hypothetical commodity futures contract expiring in May may be replaced with a futures contract on the same commodity expiring in July. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the underlying asset is able to reflect continuing exposure to the basket of exchange-traded futures contracts on physical commodities.

The “rolling” feature of the underlying asset creates the potential for a significant negative effect on the level of the underlying asset — which we refer to as a “negative roll yield” — that is independent of the performance of the spot price of the underlying constituents. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The “rolling” feature of the underlying asset creates the potential for a significant negative effect on the level of the underlying asset — which we refer to as a “negative roll yield”—that is independent of the performance of the spot price of the underlying constituents. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a “futures price”, which represents the price for delivery on a specified date in the future. The underlying asset would be expected to experience a negative roll yield if the prices of the underlying constituents tend to be greater than the spot prices for its respective underlying physical commodity. A market where futures prices are greater than the spot prices is referred to as a “contango” market. Commodity futures prices may be greater than spot prices for a variety of reasons, including costs of storing physical commodities until the delivery date, financing costs, and market expectations that future spot prices of the commodity may be higher than current spot prices. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for any commodity futures contract is in contango, then the value of the futures contract would tend to decline over time (assuming the spot price for the underlying physical commodity remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the market for a commodity futures contract is in contango and the spot price for the underlying physical commodity remains constant, the underlying asset would enter into a hypothetical position in the futures contract at the higher contango futures price and then unwind that position closer to the lower spot price, and then enter into a hypothetical position in a new futures contract at the higher contango futures price and unwind that position closer to the lower spot price, and so on over the term of the Securities, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

Investors in the Securities should understand that many of the underlying constituents have historically been in contango markets. Therefore, negative roll yields are likely to adversely affect the level of the underlying asset and the return on the Securities. Any negative roll yield with respect to an underlying constituent will offset any gains in the spot price of the underlying constituent that may occur over the term of the Securities, exacerbate any decline and cause a steady erosion in value if the spot price of the underlying constituent remains relatively constant.

♦The underlying asset reflects excess return of the underlying constituents, not total return — The return on your Securities is based on the performance of the underlying asset, which reflects the returns that are potentially available through an unleveraged investment in the underlying constituents. It does not reflect returns that could be earned on funds committed to the trading of the underlying constituents or the physical commodities (or their spot prices). The return on your Securities will not include a total return feature or interest component that may be applicable to such a fund.

♦The index sponsor may be required to replace a designated contract if the existing commodities contract is terminated or replaced — A commodity futures contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities of the underlying asset. Data concerning this designated contract will be used to calculate the underlying asset. If a designated contract were to be terminated or replaced in accordance with the rules described under “Information About the Underlying Asset” herein, a comparable commodity futures contract may be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the underlying asset.

♦Changes affecting the underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Securities — The composition of the underlying asset may change over time, as additional commodity futures contracts satisfy the eligibility criteria of the underlying constituents currently included in the underlying asset fail to satisfy such criteria and those changes could impact the composition of the underlying asset. A number of modifications to the methodology for determining the futures contracts to be included in the underlying asset, and for valuing the underlying asset, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value of, and return on, the Securities.

In addition, indices like the underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform. including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying asset) or the administrator (the index sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use.

If these or other events occur, or if the final level is not available because of a market disruption event, non-trading day or for any other reason, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” and as otherwise modified under “Additional Terms of the Securities — Early Termination following a Change in Law” herein. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Securities.

♦Legal and regulatory changes could adversely affect the market value of, and return on, the Securities — Futures contracts and options on futures contracts, including the commodity futures contracts comprising the underlying asset, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, some of the exchanges on which such commodity futures contracts trade have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of the underlying constituents.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the market value of, and return on, the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Securities. In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for commodity futures, which may, in turn, have an adverse effect on the market value of, and return on, the Securities. Market participants may decide, or be required, to sell their positions in certain commodity futures as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of commodity futures and therefore, the level of the underlying and the market value of, and return on, the Securities.

♦Although the underlying asset has contracts on the same commodities that comprise the Bloomberg Commodity IndexSM, its level and returns will differ from those of the Bloomberg Commodity IndexSM — The underlying asset to which your Securities are linked is a three-month forward version of the Bloomberg Commodity IndexSM. The underlying asset is calculated on an excess return basis – as described under “The underlying asset reflects excess return of the underlying constituents, not total return” – using the same methodology as the Bloomberg Commodity IndexSM except that that the underlying constituents used to calculate the underlying asset are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the designated contracts included in the underlying asset are three months later than those of the corresponding designated contracts used in the Bloomberg Commodity IndexSM, as explained under “Information About the Underlying Asset” herein. Since one component of the futures price of a commodity futures contract is the period remaining until its expiration, this difference is likely to produce different values for the underlying asset and the Bloomberg Commodity IndexSM at any given time and, therefore, may produce differing underlying returns. The differences between the rolling rules for the underlying asset and those for the Bloomberg Commodity IndexSM means that the returns on the underlying asset will differ from the return on the Bloomberg Commodity IndexSM, and may be less than the return you would have received if you invested in Securities that were linked to the Bloomberg Commodity IndexSM. There can be no assurance that the three-month forward contract expirations used in the underlying asset will result in better performance of the underlying asset as compared to the Bloomberg Commodity IndexSM, and such performance may be materially worse.

♦Suspensions or disruptions of market trading in the commodity futures markets may adversely affect the value of the Securities — Commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. futures exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying asset and, therefore, the value of the Securities and the payment at maturity, if any.

♦Data sourcing and calculation risks associated with the underlying asset may adversely affect the market price of the Securities — Because the Securities are linked to the underlying asset, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the underlying asset will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the underlying constituents. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlying asset for the following period. Additionally, the index sponsor (as defined under “Information about the Underlying Asset”) may not discover every discrepancy.

♦The weightings for the underlying asset are determined by the index sponsor under the supervision of Bloomberg’s benchmark oversight committee, which has a discretion in exercising its supervisory duties with respect to material changes to the underlying asset — The composition of the underlying asset is rebalanced by the index sponsor each year under the supervision of Bloomberg’s benchmark oversight committee. The index sponsor also has discretion to make changes to the composition of the underlying asset, or changes in the manner or timing of the publication at any time during the year if the index sponsor deems the changes necessary in the light of factors that include, but are not limited to (i) changes in liquidity of the underlying constituents that are included in the underlying asset or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the underlying asset. In particular, without limitation, the index sponsor’s access and rights to use data in connection with calculating, publishing and licensing the underlying asset remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to the index sponsor. The index sponsor has reserved the right to modify the composition of the underlying asset on as as-needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the underlying asset. However, any material deviations or changes from established procedures are subject to review by the benchmark oversight committee.

♦The underlying asset may in the future include contracts that are not traded on regulated futures exchanges — The underlying asset was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the U.S. as “designated contract markets”). At present, the underlying asset is comprised exclusively of regulated futures contracts. As described below, however, the underlying asset may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts and the manner in which prices and volumes are reported by the relevant trading facilities may not be subject to the provisions of and the protections afforded by the U.S. Commodity Exchange Act or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the underlying asset may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

♦The underlying asset will include futures contracts on non-U.S. exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to the U.S. markets — The underlying asset will include futures contracts on physical commodities on exchanges located outside the U.S.. You should be aware that investments in securities linked to the value of non-U.S. commodity futures contracts involve particular risks. The regulations of the CFTC do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Certain non-U.S. markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on non-U.S. exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums and political or diplomatic events. It is possible that the non-U.S. country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the underlying asset.

♦The return on the Securities will not be adjusted by the calculation agent to compensate for changes in exchange rates that might affect the underlying constituents that are quoted in non-U.S. currencies — Although some of the underlying constituents are traded in currencies other than U.S. dollars and the Securities are denominated in U.S. dollars, the payment at maturity will not be adjusted by the calculation agent to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the underlying constituents are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the payment at maturity on the Securities. However, given that the underlying asset is denominated in U.S. dollars, any decline in the applicable non-U.S. currencies relative to the U.S. dollar could negatively impact the value of the underlying asset if the index sponsor makes adjustments for underlying constituents quoted in a currency other than U.S. dollars when calculating the underlying asset levels. In addition to this currency exchange rate risk inherent in the calculation of the underlying asset, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The payment at maturity we pay in respect of the Securities will be based solely upon the underlying return calculated on the final valuation date.

Estimated Value Considerations

♦The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the underlying asset and the underlying constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset and the underlying constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading and/or transactions by UBS or its affiliates in the underlying asset or any underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset, any underlying constituent or related physical commodity may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Securities.

♦Potential conflicts of interest — UBS and its affiliates may engage in business relating to the underlying constituents or related physical commodities, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the Securities are subject to an automatic call and the payment at maturity of the Securities, if any, based on the closing level of the underlying asset on the observation date and the final valuation date, respectively. The calculation agent can postpone the determination of the terms of the Securities if a market disruption event occurs and is continuing on the trade date, the observation date or the final valuation date. As UBS determines the economic terms of the Securities, including the call return rate, autocall barrier, downside threshold and upside gearing, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦The Securities may be terminated early if the calculation agent determines that a change in law event has occurred — If the calculation agent determines that a change in law event, as described in the section “Early Termination following a Change in Law” herein, has occurred, the Securities may be deemed to have terminated early upon the occurrence of such event. Following the occurrence of a change in law event on or before the maturity date where the calculation agent determines the Securities will terminate early, the calculation agent will, in good faith, using commercially reasonable methods, determine the early termination payment payable to you on the Securities, which will equal the economic value of the Securities. No other amounts will be due to you under the Securities. In determining the early termination payment, the calculation agent may consider any relevant information, including, without limitation, relevant rates, prices, yields, volatilities, spreads, correlations or other relevant market data from internal sources or otherwise. The economic value of the Securities and the early termination payment following the occurrence of a change in law event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment. See “Early Termination following a Change in Law” herein.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. Prior to any debt-to-equity swap or write-off with respect to any Securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Securities, the price or value of their investment in the Securities and/or the ability of UBS to satisfy its obligations under the Securities and could lead to holders losing some or all of their investment in the Securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment upon an automatic call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 5 years
Initial Level:	400.00
Autocall Barrier:	400.00 (which is equal to 100.00% of the Initial Level)
Downside Threshold:	200.00 (which is equal to 50.00% of the Initial Level)
Call Return Rate:	14.20%
Upside Gearing:	1.25
Range of Underlying Return:	-100% to 40%

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Autocall Barrier on the Observation Date.

Date	Closing Level	Payment (per Security)
Observation Date	490.00 (equal to or greater than Autocall Barrier)	$11.42 (Call Price)
	Total Payment:	$11.42 (14.20% total return)

Because the Securities are subject to an automatic call on the observation date (which is approximately one year after the trade date), UBS will pay on the call settlement date a total of $11.42 per Security (reflecting your principal amount plus the call return), for a total return of 14.20% on the Securities. You will not receive any further payments on the Securities. Although the closing level of the underlying asset on the observation date appreciated by a percentage from the initial level that is greater than the call return rate, because the Securities are subject to an automatic call, the total return on the Securities is limited to the call return of 14.20% and you will not participate in any appreciation in the closing level of the underlying asset from its initial level and you will not benefit from the upside gearing.

Example 2 — The Securities are NOT subject to an Automatic Call and the Underlying Return is positive.

Date	Closing Level	Payment (per Security)
Observation Date	380.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	404.00 (equal to or greater than Initial Level and Downside Threshold)	$10.00 × (1 + Underlying Return × Upside Gearing)
= $10.00 × (1 + 1% × 1.25)
= $10.00 × 1.0125
= $10.125 (Payment at Maturity)
	Total Payment:	$10.125 (1.25% total return)

Because the Securities are not subject to an automatic call and the underlying return is positive, at maturity UBS will pay you a total of $10.125 per Security (reflecting your principal amount plus a return equal to the underlying return multiplied by the upside gearing), for a total return of 1.25% on the Securities. Because the underlying return multiplied by the upside gearing is less than the call return rate, your return is less than it would have been if the Securities were subject to an automatic call.

Example 3 — The Securities are NOT subject to an Automatic Call, the Underlying Return is negative and the Final Level is equal to or greater than the Downside Threshold.

Date	Closing Level	Payment (per Security)
Observation Date	390.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	375.00 (less than Initial Level; equal to or greater than Downside Threshold)	$10.00 (Payment at Maturity)
	Total Payment:	$10.00 (0.00% total return)

Because the Securities are not subject to an automatic call, the underlying return is negative and the final level is equal to or greater than the downside threshold, at maturity UBS will pay you a total of $10.00 per Security (reflecting your principal amount), for a total return of 0.00% on the Securities.

Example 4: The Securities are NOT subject to an Automatic Call, the Underlying Return is negative and the Final Level is less than the Downside Threshold.

Date	Closing Level	Payment (per Security)
Observation Date	310.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	160.00 (less than Downside Threshold)	= $10.00 × (1 + Underlying Return) = $10.00 × (1 + -60.00%)
= $4.00 (Payment at Maturity)
	Total Payment:	$4.00 (60.00% loss)

Because the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, at maturity UBS will pay you a total of $4.00 per Security, for a loss of 60.00% on the Securities.

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Hypothetical Payment at Maturity if the Securities are NOT Subject to an Automatic Call

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return	Payment at Maturity	Security Total Return at Maturity
560.00	40.00%	$15.00	50.00%
520.00	30.00%	$13.75	37.50%
480.00	20.00%	$12.50	25.00%
440.00	10.00%	$11.25	12.50%
400.00	0.00%	$10.00	0.00%
360.00	-10.00%	$10.00	0.00%
320.00	-20.00%	$10.00	0.00%
300.00	-25.00%	$10.00	0.00%
280.00	-30.00%	$10.00	0.00%
240.00	-40.00%	$10.00	0.00%
200.00	-50.00%	$10.00	-50.00%
160.00	-60.00%	$4.00	-60.00%
120.00	-70.00%	$3.00	-70.00%
80.00	-80.00%	$2.00	-80.00%
40.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Investing in the Securities involves significant risks. If the Securities are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

Bloomberg Commodity Index 3 Month ForwardSM

We have derived all information regarding the Bloomberg Commodity Index 3 Month ForwardSM (“BCOMF3”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. A summary of the Bloomberg Commodity Index 3 Month Forward methodology is contained in the Bloomberg Commodity IndexSM methodology and may be available on the website for the Bloomberg Commodity IndexSM.

The BCOMF3 follows the same methodology as the Bloomberg Commodity IndexSM (the “Bloomberg Commodity IndexSM”), except that it provides exposure to commodities by tracking longer-dated commodity futures contracts. For information on the Bloomberg Commodity IndexSM, see the sub-section entitled “—Bloomberg Commodity IndexSM” below.

The Bloomberg Commodity IndexSM and the BCOMF3 are each composed of commodity futures contracts specifying a certain date for the delivery of the underlying physical commodity that are replaced by similar contracts with later expirations as they approach expiration, making each index a rolling index. The rolling of the futures positions takes place pursuant to a pre-determined contract schedule. The BCOMF3 is different from the Bloomberg Commodity IndexSM in that it tracks the futures contracts that the Bloomberg Commodity IndexSM would track in three months’ time. For example, if in January, the Bloomberg Commodity IndexSM will track a futures contract expiring in February but in April will track the June contract, the BCOMF3 will track that June contract in January.

The BCOMF3 is calculated, maintained and published by Bloomberg Index Services Limited (“BISL” and collectively with its affiliates, “Bloomberg” or the “index sponsor”). The BCOMF3 is published on Bloomberg Professional® service under the ticker symbol “BCOMF3” <Index>.

Bloomberg Commodity IndexSM

The following is a description of the Bloomberg Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its underlying constituents. The information in this description has been taken from publicly available information. A summary of the Bloomberg Commodity IndexSM methodology is available on the index sponsor’s website. Such information reflects the policies of, and is subject to change at any time by, Bloomberg. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Bloomberg Commodity IndexSM.

Bloomberg and the Benchmark Oversight Committee, Product, Risk & Operations Committee and Index Advisory Council and the members thereof have no obligation to consider your interests as a holder of the Securities. Bloomberg has no obligation to continue to publish the Bloomberg Commodity IndexSM, and may discontinue publication of the Bloomberg Commodity IndexSM at any time in their sole discretion.

Overview

The Bloomberg Commodity IndexSM was created by AIG International Inc. (“AIGI”) in 1998, acquired by UBS Securities LLC in May 2009 and administered by Bloomberg starting in 2014. Bloomberg later acquired the Bloomberg Commodity IndexSM in September 2020. BISL calculates and administers the Bloomberg Commodity IndexSM and each of the related indices and Sub-Indices.

The Bloomberg Commodity IndexSM was introduced in July 1998 and designed to be a highly liquid and diversified benchmark for commodities as an asset class. The Bloomberg Commodity IndexSM currently is composed of the prices of twenty-four exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Bloomberg Commodity IndexSM for 2026 are as follows: aluminum, coffee, cocoa, copper, corn, cotton, crude oil (WTI and Brent), gold, lead, lean hogs, live cattle, low sulphur gas oil, natural gas, nickel, RBOB gasoline, silver, soybean meal, soybean oil, soybeans, sugar, ULS diesel, wheat (Chicago SRW and KC HRW) and zinc.

The Bloomberg Commodity IndexSM is a proprietary index that Dow Jones and AIGI developed and that Bloomberg calculates. Prior to July 1, 2014, the Bloomberg Commodity IndexSM was referred to as the Dow Jones-UBS Commodity Index. Material changes or amendments to the methodology are subject to approval by the Product, Risk & Operations Committee. Questions and issues relating to the application and interpretation of terms contained in this summary generally and calculations during periods of extraordinary circumstances in particular will be resolved or determined by Bloomberg.

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Bloomberg Commodity IndexSM, as well as commodities, including commodities included in the Bloomberg Commodity IndexSM. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Bloomberg Commodity IndexSM. Certain of UBS’ affiliates may underwrite or issue other securities or financial instruments indexed to the Bloomberg Commodity IndexSM and related indices, and Bloomberg and their affiliates may license the Bloomberg Commodity IndexSM for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Bloomberg Commodity IndexSM. For instance, a market maker in a financial instrument linked to the performance of the Bloomberg Commodity IndexSM may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Bloomberg Commodity IndexSM components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Bloomberg Commodity IndexSM, which in turn may affect the value of the Bloomberg Commodity IndexSM. With respect to any of the activities described above, none of Bloomberg, UBS or any of their or our respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

Four Main Principles Guiding the Creation of the Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM was created using the following four main principles:

●Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Bloomberg Commodity IndexSM uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

The Bloomberg Commodity IndexSM primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants.

The Bloomberg Commodity IndexSM also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a reflection of economic importance as the pronouncements of the markets themselves. The Bloomberg Commodity

IndexSM thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

●Diversification. A second major goal of the Bloomberg Commodity IndexSM is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increases volatility and negates the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Bloomberg Commodity IndexSM is re-balanced annually on a price-percentage basis to maintain diversified commodities exposure over time.

●Continuity. A third goal of the Bloomberg Commodity IndexSM is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Bloomberg Commodity IndexSM from year to year. The Bloomberg Commodity IndexSM is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Bloomberg Commodity IndexSM.

●Liquidity. Another goal of the Bloomberg Commodity IndexSM is to provide a highly liquid index. Liquidity is included as a weighting factor to better accommodate substantial investment flows. The liquidity of an index not only affects transaction costs associated with current investments, but may also affect the reliability of historical price performance data. That is, to the extent that market inefficiencies may result from substantial inflows of investment capital, these inefficiencies—and corresponding distortions in index performance—will be minimized by weighting distributions which more closely mirror actual liquidity in the markets.

These principles represent goals of the Bloomberg Commodity IndexSM and its creators, and there can be no assurance that these goals will be reached by Bloomberg.

Composition of the Bloomberg Commodity IndexSM

The following methodology has been previously employed by Dow Jones and AIG Financial Products Corporation, and by DJI Opco, LLC and UBS Securities LLC and shall continue to be employed by Bloomberg, in determining the composition of the Bloomberg Commodity IndexSM.

Commodities Available for Inclusion in the Bloomberg Commodity IndexSM

The commodities that have been selected for possible inclusion in the Bloomberg Commodity IndexSM are believed by Bloomberg to be sufficiently significant to the world economy to merit consideration for inclusion in the Bloomberg Commodity IndexSM, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”). The potential commodities and corresponding potential Designated Contracts that may be included in the Bloomberg Commodity IndexSM in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, lead, lean hogs, live cattle, low sulphur gas oil, natural gas, nickel, platinum, RBOB gasoline, silver, soybean meal, soybean oil, soybeans, sugar, tin, ULS diesel, wheat (Chicago SRW and KC HRW) and zinc.

Historically, with the exception of several London Metal Exchange (“LME”) contracts and contracts for crude oil and wheat, through and including the composition of the Index for 2026, Bloomberg has chosen for each commodity one Designated Contract that is traded on a U.S. exchange. The Oversight Committee has noted that it is possible that Bloomberg will in the future select more than one Designated Contract for additional commodities or may select Designated Contracts that are traded outside of the U.S. or in currencies other than the U.S. Dollar. This selection process is subject to review by the Index Oversight Committee and if practicable, input from the Index Advisory Council. Data concerning this Designated Contract will be used to calculate the Bloomberg Commodity IndexSM. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

Commodity Groups

For purposes of applying the diversification rules discussed below, the commodities available for inclusion in the Bloomberg Commodity IndexSM are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

Determination of Relative Weightings

The relative weightings of the Designated Contracts included in the Bloomberg Commodity IndexSM are determined annually according to both liquidity and dollar-adjusted production data in 2⁄3 and 1⁄3 shares, respectively. For each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume, and the historic U.S. dollar value of the Designated Contract for that commodity, and the number of units per contract for each Designated Contract and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Interim Commodity Index Percentage (“ICIP”) for each commodity. This ICIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index (the “Index Commodities”) and their respective percentage weights. Any potential Designated Contract with an ICIP of less than 0.4% (the “ICIP Threshold”) will instead have its ICIP set to 0.0% and will not be included in the Bloomberg Commodity IndexSM for the relevant year.

A “Bloomberg Business Day” means a day on which the sum of the ICIPs for the Index Commodities that are open for trading is greater than 50%.

Diversification Rules

The Bloomberg Commodity IndexSM is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM as of January of the applicable year:

●No related group of commodities designated as a Commodity Group may constitute more than 33% of the Bloomberg Commodity IndexSM.

●No single commodity may constitute more than 15% of the Bloomberg Commodity IndexSM.

●No single commodity, together with its derivatives (e.g., both crude oils, together with ULS diesel, low sulphur gas oil and RBOB gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

●No single commodity that is in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM.

Following the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above. On October 30, 2025, the 2026 target weightings for the Bloomberg Commodity IndexSM were announced, which became effective in January 2026 and can be found at bloomberg.com/professional/product/indices/bloomberg-commodity-index-family/.

Commodity Index Multipliers

Following application of the diversification rules discussed above, ICIPs are incorporated into the Bloomberg Commodity IndexSM by calculating the new unit weights for each Bloomberg Commodity IndexSM Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the ICIPs, along with the settlement prices on that date for Designated Contracts included in the Bloomberg Commodity IndexSM, are used to determine a Commodity Index Multiplier (“CIM”) for each Designated Contract. This CIM is used to achieve the percentage weightings of the commodities included in the Bloomberg Commodity IndexSM, in U.S. dollar terms, indicated by their respective ICIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Designated Contract will float throughout the year, until the CIMs are reset the following year based on new ICIPs.

Calculations

The Bloomberg Commodity IndexSM is calculated by Bloomberg, by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity IndexSM (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity IndexSM is a mathematical process whereby the CIMs for the commodities included in the Bloomberg Commodity IndexSM are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Bloomberg Commodity IndexSM level to calculate the current Bloomberg Commodity IndexSM level. The level of the Bloomberg Commodity IndexSM is disseminated approximately every fifteen seconds from 10:00 p.m. to 3:20 p.m. (New York time), and a daily Bloomberg Commodity IndexSM level is published at approximately 4:00 p.m. (New York time) on each Bloomberg Business Day by Bloomberg under the ticker symbol “BCOM” <Index>.

The Bloomberg Commodity IndexSM is a Rolling Index

The Bloomberg Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Bloomberg Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity IndexSM is a “rolling index”.

Bloomberg Commodity IndexSM Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that Bloomberg determines that any of the following index calculation disruption events exist:

(a)the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,

(b)the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement price,

(c)the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or

(d)with respect to any futures contract used in the calculation of the Bloomberg Commodity IndexSM that trades on the LME, a business day on which the LME is not open for trading.

Disclaimer

The Bloomberg Commodity Indexes are a product of Bloomberg and have been licensed for use. “Bloomberg®”, “Bloomberg Commodity IndexSM” and “Bloomberg Commodity Index 3 Month ForwardSM” are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (collectively, “Bloomberg”) and have been licensed for use for certain purposes by UBS.

The Securities are not sponsored, endorsed, sold or promoted by Bloomberg. None of Bloomberg, UBS or any of their or our subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Bloomberg to UBS is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM and Bloomberg Commodity Index 3 Month ForwardSM, which are determined, composed and calculated by Bloomberg without regard to the Securities. Bloomberg has no obligation to take the needs of the owners of the Securities into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM. Bloomberg is not responsible for, nor has it participated in the determination of, the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Bloomberg shall not have any obligation or liability, including, without limitation, to holders of the Securities, in connection with the administration, marketing or trading of the Securities. UBS and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM, and Bloomberg Commodity Index 3 Month ForwardSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM, Bloomberg Commodity Index 3 Month ForwardSM and the Securities. This document relates only to the Securities and does not relate to the exchange traded physical commodities underlying any of the Bloomberg Commodity IndexSM or Bloomberg Commodity Index 3 Month ForwardSM components.

This document relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS or any of their or our subsidiaries or affiliates. The information in this document regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Securities.

Bloomberg does not make any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NEITHER BLOOMBERG NOR ANY OF ITS RESPECTIVE SUBSIDIARIES OR AFFILIATES: (I) MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA INCLUDED THEREIN; (II) GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO OR ANY DATA INCLUDED THEREIN; (III) SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO OR RELATED DATA; (IV) MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY, AND EACH OF THEM EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO OR ANY DATA INCLUDED THEREIN; AND (V) WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BLOOMBERG OR ANY OF ITS SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical Information

The graph below illustrates the performance of the underlying asset from January 1, 2016 through March 31, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of the underlying asset on March 31, 2026 was 361.2550 (the “hypothetical initial level”). The dotted lines represent a hypothetical autocall barrier of 361.2550 and a hypothetical downside threshold of 180.6275, which are equal to 100.00% and 50.00%, respectively, of the hypothetical initial level. The actual initial level, autocall barrier and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying asset. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Furthermore, the IRS, for example, might assert that Section 1256 of the Code should apply to your Securities. If Section 1256 of the Code were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value). The IRS might also assert that the Securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash). The IRS might also assert that any rebalancing of the index or rollover of, or change to, an underlying asset could be treated as a taxable deemed exchange of your Securities for “new” Securities, in which case you would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of your Securities and the tax basis in your Securities at the time of rebalance of the index or rollover of an underlying asset, and you would begin a new holding period for your Securities on the day following such rebalance or rollover and take a new fair market value tax basis in your Securities.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Notices 2015-73, 2015-74, and Proposed Treasury Regulations 1.6011-16. In 2015, the IRS issued Notices 2015-73 and 2015-74 (the “Notices”) and, in 2024, the IRS issued Proposed Treasury Regulations Section 1.6011-16 (the “Proposed Regulations”), which require participants in certain “basket option contracts” and “basket contracts” or transactions substantially similar thereto, to disclose their participation in such transactions pursuant to Treasury Regulations section 1.6011-4. It is not entirely clear whether the Notices or Proposed Regulations would apply to securities such as the Securities. Accordingly, any participant in the Securities may need to make an independent determination (which may differ from other participants’ determinations) regarding the applicability of the Notices or Proposed Regulations to the Securities. You should consult your tax advisor regarding the potential applicability of the Notices or Proposed Regulations to the Securities and if applicable, the associated filing requirements.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Subject to Section “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount) other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Additional Terms of the Securities

The sections “General Terms of the Securities — Market Disruption Events” and “— Change in Law” in the accompanying product supplement are superseded and replaced in their entirety with the corresponding sections below.

Market Disruption Events

The calculation agent will determine the initial level based upon the closing level of the underlying asset on the trade date, the closing level of the underlying asset on the observation date and the final level based upon the closing level of the underlying asset on the final valuation date. The date of determination of the initial level, closing level on the observation date or the final level (in each case, the “determination date”) may be postponed, and thus the determination of the initial level, closing level on the observation date or the final level (as the case may be) may be delayed, if the calculation agent determines that, on the relevant determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will determine the closing level of the underlying asset on the first trading day on which no market disruption event occurs or is continuing in accordance with the formula for and method of calculating the level of the underlying asset last in effect prior to such market disruption event, such determination to be made by reference to:

(i) with respect to each underlying constituent that was not affected by a market disruption event on the originally scheduled determination date (an “unaffected underlying constituent”), the official settlement price or fixing level, as applicable, of such unaffected underlying constituent as of the originally scheduled determination date; and

(ii) with respect to each underlying constituent that was affected by a market disruption event on the originally scheduled determination date (an “affected underlying constituent”), the official settlement price or fixing level, as applicable, of such affected underlying constituent as of the first trading day on which no market disruption event occurs or is continuing with respect to such affected underlying constituent.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone a determination date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the underlying asset. In no event, however, will a determination date be postponed by more than eight trading days. If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be a determination date and the closing level of the affected underlying constituent and, thereafter, the underlying asset will be determined by the calculation agent in accordance with the formula for and method of calculating the level of the underlying asset last in effect prior to the originally scheduled determination date, such determination to be made by reference to:

(i) with respect to each unaffected underlying constituent, the official settlement price or fixing level, as applicable, of such unaffected underlying constituent as of the originally scheduled determination date,

(ii) with respect to each affected underlying constituent for which an official settlement price or fixing level, as applicable, has been determined by the calculation agent, the applicable official settlement price or fixing level, as applicable, for such affected underlying constituent determined in the manner described above and

(iii) with respect to each affected underlying constituent for which an official settlement price or fixing level, as applicable, could not be determined as described above, the calculation agent’s estimate of the official settlement price or fixing level, as applicable, of such affected underlying constituent that would have prevailed in the absence of the market disruption event.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, the observation date, the final valuation date and the maturity date as it deems appropriate.

Any of the following will be a market disruption event with respect to the underlying asset, as determined by the calculation agent:

♦a termination or suspension of, or material limitation or disruption in trading of any underlying constituents;

♦a change in the settlement price of any underlying constituents by an amount equal to the maximum permitted price change from the previous day’s settlement price;

♦the settlement price is not published for any individual underlying constituent;

♦the occurrence of a material change in the formula for or the method of calculating the relevant settlement price of any underlying constituent;

♦the level of the underlying asset is not published;

♦in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the accompanying product supplement or (2) effect trading in the underlying constituents and instruments linked to the underlying asset generally; or

♦the closure on any business day of any relevant exchange in respect of an underlying constituent, prior to its settled closing time.

“Relevant exchange” means, with respect to the underlying asset or any successor thereto, the principal exchange or trading market for its underlying constituents, each as determined by the calculation agent.

Early Termination following a Change in Law

If the calculation agent determines that a Change in Law Event (as defined below) has occurred, your Securities may be deemed to have terminated early upon the occurrence of such event. The date of such early termination shall be the “Early Termination Valuation Date” for the Securities. The following events shall be considered “Change in Law Events”:

The calculation agent determines that, on or after the trade date:

 (A)  due to the adoption of, or any change in, any applicable law, rule, regulation, order or custom (including without limitation any tax law); or

(B) due to the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, procedure, order, decision or determination (including, without limitation, as implemented by the U.S. Commodity Futures Trading Commission or any exchange or trading facility), the calculation agent determines that it is illegal or contrary (or upon adoption, it will be illegal or contrary) to such law, rule, regulation, order, decision or determination for us to

(i)  issue, maintain or otherwise have outstanding these Securities; or

(ii) purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ positions or contracts in securities, options, futures, derivatives, currencies or other instruments or arrangements (howsoever described), in each case necessary to hedge our obligations under these Securities (in a manner acceptable to us in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”). Hedge positions include, without limitation, hedge positions (in whole or in part) that are (or, but for the consequent disposal thereof, would be) in excess of any allowable position limit(s) in relation to any commodity or futures contract traded on any exchange(s) or other trading facility.

Following the occurrence of any Change in Law Event on or before the maturity date where the calculation agent determines these Securities will terminate early, the calculation agent shall, in good faith using commercially reasonable methods, determine the ”Early Termination Payment” on the Early Termination Valuation Date as an amount equal to the economic value of the Security.  No other amount will be due to you under these Securities following the payment of the Early Termination Payment. In determining the Early Termination Payment, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market(s) including, without limitation, relevant rates, prices, yields, volatilities (including volatilities observed in the inter-dealer volatility market for the underlying asset or the index that most closely resembles the underlying asset for which relevant volatility data is available), spreads, correlations or other relevant market data from internal sources (including any affiliates of the calculation agent) or otherwise.  Upon request, the calculation agent shall provide a summary of the calculation methodology and any inputs used to determine the economic value of the Security. The economic value of the Securities and the Early Termination Payment following the occurrence of a Change in Law Event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 9 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) nor (ii) qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information About UBS and the Securities	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Securities at Maturity	10
Information About the Underlying Asset	12
What Are the Tax Consequences of the Securities?	17
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	21

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG

Trigger Autocallable GEARS due on or about April 17, 2031

Preliminary Pricing Supplement dated March 31, 2026
(To Product Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank
UBS Financial Services Inc.